Exhibit 10.1

FIRST AMENDMENT OF EMPLOYMENT AGREEMENT

This First Amendment of Employment Agreement ("First Amendment") is made and effective as of this 22nd day of October 2021, by and between ROYAL BUSINESS BANK ("Bank"), RBB Bancorp (the “Company”) and Mr. I-Ming (Vincent) Liu ("Executive"). This First Amendment is made with specific reference to the following facts:

RECITALS

Bank and Executive entered into that certain Employment Agreement dated April 12, 2017 ("Agreement”), pursuant to which Executive was retained. Bank and Executive desire to enter into this First Amendment in order to amend the first paragraph of Section 4(a) Change of Control.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the Terms and Conditions contained in this First Amendment, the parties agree as follows:

1.	The first paragraph of Section 4(a) of the Agreement is hereby amended to read in full as follows:

“Except for termination for Cause (pursuant to Section F.3 hereof), disability or death (pursuant to Section F.2 hereof), after the occurrence of a Change in Control (as defined below) and in no other event, if Executive’s employment with the Bank is materially adversely altered or Executive is not retained by the Bank or the surviving bank or company, Executive shall be entitled to receive severance payment in the amount equal to twelve (12) months of Executive’s then current annual salary,  and continuation of Executive’s medical and dental insurance coverage for one (1) year or until Executive has found employment, whichever occurs earlier. Such payment shall terminate this Agreement in all respects, but shall not prohibit Executive from continuing as an employee under a new agreement with the Bank or a successor bank.”

2.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

3.         This First Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.         This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

5.         The execution and delivery of this First Amendment by the Executive and the Bank executing the First Amendment have been duly authorized by the Bank, and this First Amendment constitutes a legal, valid and binding agreement of the Executive and the Bank in accordance with its respective terms.

6.         Remaining Terms and Conditions. All remaining Terms and Conditions of the Agreement, as amended, shall remain in full force and effect between Bank and Executive and are incorporated herein as if restated in full.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing First Amendment effective as of the date first written above.

ROYAL BUSINESS BANK                                    “EXECUTIVE”

By: /s/ James Kao                                                     /s/ I-Ming (Vincent) Liu

Name:         James Kao                                             I-Ming (Vincent) Liu

Title:          Chairman of the Board

By: /s/ Peter Chang

Name:          Peter Chang

Title:          Secretary

RBB BANCORP

By: /s/ James Kao

Name:         James Kao

Title:          Chairman of the Board

By: /s/ Peter Chang

Name:          Peter Chang

Title:          Secretary